DINE BRANDS GLOBAL, INC.
2019 STOCK INCENTIVE PLAN
PERFORMANCE AWARD AGREEMENT
THIS PERFORMANCE AWARD AGREEMENT (the “Agreement”) is entered into as of ___________, by and between DINE BRANDS GLOBAL, INC., a Delaware corporation (the “Company”), and ___________, an employee of the Company (the “Participant”).
RECITALS:
Pursuant to the Dine Brands Global, Inc. 2019 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), as the administrator of the Plan, has determined that the Participant is to be granted a Performance Award (the “Award”) payable in the form of cash on the terms and conditions set forth herein.
Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.
AGREEMENT:
In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.GRANT OF PERFORMANCE UNITS. Subject to the attainment of the performance goal set forth on Exhibit A, the Participant is entitled to that number of performance units (“Performance Units”) determined in accordance with Exhibit A and subject to the terms and conditions of this Agreement. Each Performance Unit shall have a value of $1.00. Within sixty (60) days following the end of the Performance Period, the Committee shall determine the total number of Performance Units payable pursuant to the Award in accordance with the Performance Unit matrix set forth on Exhibit A hereto and the Committee’s determination of the applicable performance level. For purposes of this Agreement, the “Performance Period” means the three-year performance period beginning on January 1, 2025 and ending on December 31, 2027.
2.VESTING AND SETTLEMENT OF PERFORMANCE UNITS.
(a) Service Vesting. Except as provided in Sections 2(b), 2(c) and 2(d) below, subject to the Participant’s continuous employment with the Company through the last day of the Performance Period and subject to the certification by the Committee of the performance levels achieved, as set forth in Exhibit A, the Participant shall become vested in the number of Performance Units that are earned. Performance Units that have vested in accordance with this Section 2 are referred to herein as “Vested Units.” Performance Units that are not vested are referred to herein as “Unvested Units.”
(b) Disability or Death. Except as provided in Section 2(c), if the Participant’s employment with the Company terminates due to Disability or death prior to the last day of the Performance Period, the Participant shall remain eligible to vest in such number of the Performance Units earned at the end of the Performance Period based on the actual performance levels achieved, as set forth in Exhibit A (or, if such termination occurs prior to the last day of the Performance Period but more than twenty-four (24) months following a Change in Control, the CIC Eligible Performance Units), which number of Performance Units shall be prorated based on the portion of the Performance Period that has elapsed prior to the date of termination, at which time such prorated, earned Performance Units will be considered Vested Units.
(c) Change in Control. Upon the occurrence of a Change in Control prior to the last day of the Performance Period, a number of Performance Units shall be deemed “CIC Eligible Performance Units” as of the date of the Change in Control as is equal to the Target Number of Performance Units set forth in Exhibit A. Following the Change in Control, the CIC Eligible Performance Units shall continue to vest based upon the Participant’s continuous employment through the last day of the Performance Period, except as provided in this Section 2(c) or Sections 2(b) or 2(d). If the Participant’s employment with the Company is terminated within a period of twenty-four (24) months following the Change in Control (i) by the Company other than for Cause, (ii) by the Participant for Good Reason, (iii) by the Participant by reason of Retirement or (iv) due to Disability or death, the CIC Eligible Performance Units shall become immediately and fully vested and thereafter be considered Vested Units, and shall be paid to the Participant not later than thirty (30) days after the date of such termination. If the Participant’s employment terminated prior to the Change in Control due to Retirement, death or Disability, as described in Sections 2(b) and 2(d), then the CIC Eligible Performance Units (as prorated as provided in Section 2(b)) shall become immediately and fully vested as of the date of the Change in Control and be paid to the Participant not later than thirty (30) days after the date of such Change in Control. In the event of a Change in Control following the last day of the Performance Period but prior to the certification by the Committee of the performance levels achieved, such certification shall occur no later than the date of the Change in Control and the resulting Vested Units shall be paid to the Participant not later than thirty (30) days after the date of such Change in Control.
(d) Retirement. Except as provided in Section 2(c), if the Participant’s employment with or service to the Company terminates by reason of Retirement prior to the last day of the Performance Period, the Participant shall remain eligible to vest in such number of the Performance Units earned at the end of the Performance Period based on the actual performance levels achieved, as set forth in Exhibit A (or, if such termination occurs prior to the last day of the Performance Period but more than twenty-four (24) months following a Change in Control, the CIC Eligible Performance Units), at which time such earned Performance Units will be considered Vested Units.
(e) Termination of Unvested Units. Except as set forth in Sections 2(b), 2(c) and 2(d), upon the termination of the Participant’s employment, any then Unvested Units held by the Participant shall be forfeited and canceled as of the date of such termination.
(f) Settlement of Vested Units. The Vested Units shall be settled by the delivery of a cash payment equal to $1.00 times the number of Vested Units to the Participant within 2½ months after the last day of the Performance Period or, if earlier, in accordance with Section 2(c).
3.NON-TRANSFERABILITY OF AWARD. The Award and this Agreement shall not be transferable other than by will, the laws of descent and distribution, or pursuant to beneficiary designation procedures approved by the Company. Notwithstanding the foregoing, the Award and this Agreement may be transferable to the Participant’s family members, to a trust or entity established by the Participant for estate planning purposes, to a charitable organization designated by the Participant or pursuant to a qualified domestic relations order. Except to the extent permitted by this Section 3, the Award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person. Except as permitted by this Section 3, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
4.DISPUTE RESOLUTION. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within thirty (30) calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within fifty (50) days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys’ fees) and expenses incurred by it or them in connection with such arbitration from the non-prevailing party or parties.
5.NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered either personally, by overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed as appropriate, to the Participant either at his/her address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: General Counsel (or said designee), at the Company’s address or such other address as the Company may designate in writing to the Participant.
6.RIGHTS AS A STOCKHOLDER. This Award shall not entitle the Participant to any privileges of ownership of shares of Common Stock.
7.FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
8.WITHHOLDING. The Company shall withhold from any payment to the Participant under this Agreement, the amount necessary to satisfy any federal, state, local or other taxes that may be required to be withheld in connection with the Award.
9.INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part hereof, and the Award and this Agreement are subject to all terms and conditions of the Plan.
10.EMPLOYMENT. Neither the Plan, the granting of the Award, this Agreement nor any other action taken pursuant to the Plan shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder. For purposes of this Agreement, references to employment shall include employment or service with any Subsidiary of the Company.

11.AMENDMENT AND TERMINATION. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, provided, however, that no amendment may impair the rights of the Participant without the consent of the Participant.
12.GOVERNING LAW. To the extent not otherwise governed by the Code or the laws of the United States, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its conflicts of laws rules.
13.SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to the Participant pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject the Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Participant shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Participant’s termination of employment, such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death. Each payment hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2).
14.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
15.AWARDS SUBJECT TO CLAWBACK. The Award and any cash payment or shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to this Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
16.DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:
(a) “Cause” shall mean as determined by the Company, (i) the willful failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness); (ii) the Participant’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) the Participant’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant’s duties; or (iv) the Participant’s conviction or plea of no contest to a felony or a crime of moral turpitude.
(b) “Disability” shall mean that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under a long-term disability plan maintained by the Company or one of its Subsidiaries.
(c) The Participant shall have “Good Reason” to effect a voluntary termination of his or her employment in the event that the Company (i) breaches its obligations to pay any salary, benefit or bonus due to him or her, including its obligations under this Agreement, (ii) requires the Participant to relocate more than 50 miles from the Participant’s current, principal place of employment, (iii) assigns to the Participant any duties inconsistent with the Participant’s position with the Company or significantly and adversely alters the nature or status of the Participant’s responsibilities or the conditions of the Participant’s employment, or (iv) reduces the Participant’s base salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any corporation or other entity which is in control of the Company; and in the event of any of (i), (ii), (iii) or (iv), the Participant has given written notice to the Committee or the Board of Directors as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Participant alleges the event giving rise to such Good Reason occurred, the Company has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice and the effective date of the termination for Good Reason occurs within ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.
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IN WITNESS WHEREOF, the parties have executed this Performance Award Agreement on the day and year first above written.
COMPANY:

DINE BRANDS GLOBAL INC.

By:
    John W. Peyton
    Chief Executive Officer
PARTICIPANT:

[Name]

Address

City/State/Zip

Exhibit A

Target Number of Performance Units (the “Target Award”): ________

Maximum Number of Performance Units (the “Maximum Award”): ________

1.EBITDA Performance. A number of Performance Units shall be earned based on Cumulative EBITDA achievement relative to the Cumulative EBITDA Target during the Performance Period in accordance with the matrix below.

Performance	Payout	Cumulative EBITDA for the Performance Period
Below Threshold	0%	< 85% of Cumulative EBITDA Target
Threshold	50%	85% of Cumulative EBITDA Target
Target	100%	100% of Cumulative EBITDA Target
Maximum	200%	110% of Cumulative EBITDA Target

The payout shall be interpolated on a linear basis between 50% and 200% of the Target Number of Performance Units to the extent the Cumulative EBITDA of the Company is greater than 85% of the Cumulative EBITDA Target and less than 110% of the Cumulative EBITDA Target.

2.TSR Multiplier. The number of Performance Units that are earned based on Cumulative EBITDA performance during the Performance Period shall be subject to adjustment based on the Company’s TSR Multiplier for the Performance Period as follows:

Performance	Relative TSR	TSR Multiplier
Maximum	75th Percentile and Above	+25% (but not to exceed 200%)
Threshold	25th Percentile and Below	-25%

Example 1: If 113% of the Target Number of Performance Units are earned based on Cumulative EBITDA performance during the Performance Period and the Company’s TSR Performance is at the 80th percentile of the TSR Comparator Group for the Performance Period, the total number of earned Performance Units will be calculated by multiplying 113% by +25%, for a total achievement percentage of 141.25% of the Target Number of Performance Units.

Example 2: If 113% of the Target Number of Performance Units are earned based on Cumulative EBITDA performance during the Performance Period and the Company’s TSR Performance is at the 10th percentile of the TSR Comparator Group for the Performance Period, the total number of earned Performance Units will be calculated by multiplying 113% by -25%, for a total achievement percentage of 84.75% of the Target Number of Performance Units.

In no event will more than the Maximum Number of Performance Units vest pursuant to this Exhibit A.

For purposes of this Award:

“Cumulative EBITDA” means the cumulative EBITDA for each of the three years in the Performance Period.

“Cumulative EBITDA Target” means the sum of the budgeted EBTDA for the three fiscal years in the Performance Period. The EBITDA budget for each fiscal year in the Performance Period shall be set by the Committee no later than March 15 of the applicable fiscal year. This Exhibit A shall be deemed amended to include such Cumulative EBITDA Target for the Performance Period as and when determined by the Committee.

“EBITDA” for each fiscal year in the Performance Period means the Company’s EBITDA as defined and reflected in the Company’s earnings release and/or financial statements for such fiscal year.

“Stock Price” means the closing transaction price of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the day on which the Stock Price is being determined, or if no such shares are traded on such day, the most recent day on which such shares were traded.

“TSR Comparator Group” means an index of restaurant companies approved by the Committee at the beginning of the Performance Period, and adjusted in accordance with the guidelines set forth below:

(i) If two indexed companies merge, the performance of the combined companies is tracked for balance of the Performance Period.

(ii) If an indexed company is acquired by a non-indexed company, the acquired company is excluded from the calculation.

(iii) If an indexed company becomes insolvent, it is included as zero at the bottom of the ranking.

“TSR Performance” means a company’s cumulative total shareholder return as measured by dividing (A) the sum of (i) the cumulative amount of dividends for the Performance Period and

(ii) the increase or decrease in the average of the Stock Price during the first twenty trading days of the Performance Period as compared to the average of the Stock Price during the last twenty trading days of the Performance Period, by (B) the average of the Stock Price during the first twenty trading days of the Performance Period.